Exhibit 10.15.1

Execution Copy

VA – GLICNY/UFLIC

FIRST AMENDMENT TO REINSURANCE AGREEMENT

THIS FIRST AMENDMENT TO REINSURANCE AGREEMENT dated as of December 17, 2008 (this “Amendment”), is made by and between GENWORTH LIFE INSURANCE COMPANY OF NEW YORK (formerly GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK), an insurance company organized under the laws of the State of New York (“Company”) and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (“Reinsurer”).

RECITALS

WHEREAS, Company and Reinsurer entered into a Reinsurance Agreement with respect to the Company’s variable annuity business dated as of April 15, 2004 (the “Agreement”); and

WHEREAS, Company and Reinsurer desire to amend, in the manner set forth in this Amendment, the provisions of the Agreement;

NOW, THEREFORE, for and in consideration of the premises and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AMENDMENTS

1.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning given to them in the Agreement, as amended hereby.

2.	Effective Date of Amendment. This Amendment shall be effective as of January 1, 2008 (the “Effective Date”) as to all rights and obligations of the parties affected thereby accruing under the Agreement.

3.	Sections 3.6, 6.8 and 13.11. Sections 3.6, 6.8 and 13.11 are amended by the addition of the following sentence at the end of each:

“The information (including records, files, accounts, documents, papers, books, reports and other information) to be furnished to the Reinsurer by the Company include those set forth in Schedule K, as may be amended from time to time, attached hereto and incorporated herein.”

4.	Section 5.1. Section 5.1 of the Agreement is hereby amended to replace all references to “Schedule F” with “Amended and Restated Schedule F” dated January 1, 2008.

5.	Schedule F. Schedule F to the Agreement – Expense Allowances – is hereby deleted in its entirety and replaced by the attached “Amended and Restated Schedule F” dated January 1, 2008.

6.	Schedule G. Schedule G to the Agreement – Part III – Monthly Settlement Report, and Part IV – Quarterly Settlement Report – are each hereby amended to replace the term “Expense Factor” therein with the term “Expense Allowance.”

7.	Schedule K. Schedule K attached to this Amendment and made a part hereof is hereby made a part of the Agreement as a new Schedule K thereto.

8.	Ratification. Company and Reinsurer each hereby acknowledge and agree that, except as expressly amended or modified by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and remain in full force and effect.

9.	Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

10.	Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

11.	Amendments. This Amendment shall be subject to and may be entered into only upon receipt of any required regulatory approvals.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

GENWORTH LIFE INSURANCE COMPANY OF NEW YORK		UNION FIDELITY LIFE INSURANCE COMPANY

By:	/s/ Kelly Lee Groh	By:	/s/ Lakshman Shanmugam
Name:	Kelly Lee Groh	Name:	Lakshman Shanmugam
Title:	Sr. Vice President & CFO	Title:	VICE PRESIDENT & CHIEF FINANCIAL OFFICER
Date:	December 18, 2008	Date:	12-18-2008

AMENDED AND RESTATED SCHEDULE F

JANUARY 1, 2008

EXPENSE ALLOWANCE

The Expense Allowance will be calculated monthly and billed to Reinsurer in the next Monthly Settlement Report due to Reinsurer. The Expense Allowance equals the Monthly Reinsured Contract Maintenance Reimbursement minus the Monthly Fund Company Administrative Expense Service Share, calculated as follows:

1. Monthly Reinsured Contract Maintenance Reimbursement for any given month equals:

(Monthly Reinsured Contract Count for such month Multiplied by Policy Maintenance Factor) Divided by 12

Monthly Reinsured Contract Count for the above calculation shall be calculated as follows:

Beginning Monthly Count:	The number of Reinsured Contracts in effect on the first day of the applicable calendar month

Ending Monthly Count:	The number of Reinsured Contracts in effect on the last day of the applicable calendar month

Monthly Reinsured Contract Count:	(Beginning Monthly Count plus Ending Monthly Count) Divided by 2

2. The Policy Maintenance Factor. The “Policy Maintenance Factor” in effect as of January 1, 2008, through December 31, 2008, is $57.13. Beginning on January 1, 2009, and thereafter on each anniversary of such date during the term of this Agreement, the Policy Maintenance Factor in effect for the following twelve-month period shall be adjusted to equal one hundred and two percent (102%) of the Policy Maintenance Factor in effect for the immediately preceding twelve-month period. (For example, the Policy Maintenance Factor in effect for the twelve-month period commencing on January 1, 2009, shall equal $58.27, or $57.13 Multiplied by 1.02, rounded to two decimal places.)

3. Monthly Fund Company Administrative Expense Service Share (“Monthly Service Share”)

a.	Interim Method (January 1, 2008 – June 30, 2008 (“Interim Period”)

Monthly Service Share for any given month in the Interim Period equals (Average Monthly AUM for such month Multiplied by Then-Current Annual Fee Rate) Multiplied by (the number of calendar days in such month Divided by 365) where:

“Average Monthly AUM” means the average of the assets under management (“AUM”) for the Reinsured Contracts for such month calculated as follows:

Beginning Monthly AUM equals AUM for the Reinsured Contracts on the first calendar day of the applicable month

Ending Monthly AUM equals AUM for the Reinsured Contracts on the last calendar day of the applicable month

Average Monthly AUM equals (Beginning Monthly AUM plus Ending Monthly AUM) Divided by 2

The “Then-Current Annual Fee Rate” is determined on the last calendar day of each month and shall be equal to the fund company administrative expense rates in effect on that day for the total assets under management for all of Company’s variable annuity products.

b.	Daily Method (Beginning July 1, 2008 and thereafter)

Monthly Service Share for any month equals the sum of all Daily Service Share amounts for such month where:

Daily Service Share equals (Daily AUM for the Reinsured Contracts Multiplied by Then-Current Annual Fee Rate) Divided by 365

“Daily AUM” means the daily closing price value of the assets under management for the Reinsured Contracts.

“Then-Current Annual Fee Rate” has the meaning set forth above.

c.	Reconciliation

Upon expiration of the Interim Period, the Company will recalculate the Monthly Service Share credits for the Interim Period using the Daily Method set forth above, and remit a true-up report to Reinsurer in the next Monthly Settlement Report setting forth the amount owed to Company or due to Reinsurer based upon the recalculation.

4. Charges for Special Projects:

Special Projects are certain projects described below as “Additional Projects” or “Requested Projects” (together, “Special Projects”) eligible for payment by the Reinsurer pursuant to the Agreement. Costs and expenses for Additional Projects or Requested Projects shall be paid by Reinsurer in accordance with the provisions set forth herein. The costs and expenses for ordinary course system maintenance and development projects are subsumed in the Expense Allowance referenced in Section 1, above, and accordingly, the costs and expenses for such items are not chargeable to the Reinsurer as a Special Project.

a.	Additional Projects. “Additional Projects” are operational or technology changes required for the Reinsured Contracts to maintain legal and regulatory compliance with Applicable Law and the mandates of Governmental Authorities with jurisdiction. With respect to Additional Projects, Company shall provide to Reinsurer: (i) written documentation of the legal, regulatory or compliance requirement for which the operational or technology change is being made, and (ii) a good faith estimate of the associated costs and expenses for implementation of such operational or technology change. Costs and expenses for Additional Projects shall be billed to and paid by Reinsurer based upon the proportionate share of in-force Reinsured Contracts to the total number of in-force Company variable annuity contracts during the period when the charges are incurred. Costs and expenses for Additional Projects shall be directly billed to and paid by Reinsurer, in accordance with the provisions set forth herein, after such costs and expenses are incurred by Company, its Subsidiaries or Affiliates.

b.	Requested Projects. “Requested Projects” are projects or changes pertaining to the Reinsured Contracts for which the Reinsurer makes a specific written request to Company and for which the parties reach a mutual written agreement with respect to costs and expenses. The full amount of costs and expenses for Requested Projects shall be directly billed to and paid by Reinsurer after such costs and expenses are incurred by Company; provided, however, if (a) Reinsurer’s requested project can be limited solely to the Reinsured Contracts and (b) Company expands the project to include policies other than the Reinsured Contracts then, in such instance, costs will be apportioned in the same manner as for an Additional Project.

5. Dispute Resolution. The parties shall (and shall cause their respective designated representatives to) negotiate in good faith to resolve all disagreements hereunder as promptly as practicable. Disputes which the parties are unable to resolve, if any, shall be resolved in accordance with the provisions of Article XII of the Agreement. Pending resolution of the dispute, Reinsurer will pay the costs and expenses as outlined above. If the outcome of the dispute resolution process is a determination that: (i) the project does not constitute an Additional or Requested Project; or (ii) that Reinsurer’s proportionate share of costs and expenses was lower than the amount charged by Company, then Company shall, within thirty (30) days, reimburse Reinsurer, as applicable, for amounts already paid for the ineligible project or the differential in the costs and expenses previously paid by Reinsurer and the lower proportionate share of costs and expenses, and in either case, with interest at the rate set forth in Section 6.9 from the time of Reinsurer’s payment until the date of reimbursement. Further, notwithstanding the provisions of Section 12.4(f) of Article XII of the Agreement, and with respect to an Additional or Requested Project only, the losing party in any arbitration shall pay the prevailing party’s attorney’s fees and costs.

SCHEDULE K

INFORMATION AND REPORTING

TO BE PROVIDED TO THE REINSURER

1.	In General

Company shall provide Reinsurer with copies of its routine and/or ongoing evaluation of the Reinsured Contracts including information pertaining to customer service, operations and/or claims and including dashboards, scorecards and/or other metrics, as provided to Company’s management, at the same intervals, but in no event on less than a quarterly basis.

2.	Legal/Litigation

a.	Provide Reinsurer with quarterly reports (in a format and with information reasonably requested by Reinsurer) of (1) litigation and (2) pre-litigation decisions, settlements and other actions relating to disputes and/or complaints, within one calendar month of the end of the period, as follows:

Data Through	Report Due
March 31	April 30

June 30	July 31

September 30	October 31

December 31	January 31

b.	Advise Reinsurer in writing within ten (10) business days of receipt by counsel for Company of written notice of any disputed claim (including, litigation, arbitration or any other formal proceeding) related to a Reinsured Contract or the Agreement which could create an exposure to the Reinsurer of $500,000 or more.

c.	As respects matters pertaining to a Reinsured Contract or the Agreement, promptly advise the Reinsurer in writing of any investigation or litigation the Reinsurer is required to report to GE according to the current GE reporting criteria, a copy of which shall be provided by the Reinsurer.

3.	Exceptions Reporting

On a quarterly basis, Company shall prepare a report that contains information related to the following: (i) any decision to make a payment to a Policyholder where the payment is made outside of the terms and conditions of the Reinsured Contracts; and (ii) any extracontractual determinations that may create an economic liability for Reinsurer. By way of example, the reported information may include overpayments of benefits, administrative exceptions and policy reinstatements outside the terms and conditions of the Reinsured Contracts. Information to be sent to Reinsurer with the quarterly legal report.